Mission Produce Announces Fiscal 2021 Third Quarter Financial Results
International Farming segment revenue increased 22% versus prior year
OXNARD, Calif. -- September 13, 2021 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (Nasdaq: AVO) (“Mission” or the “Company”), the world leader in sourcing, producing, and distributing fresh avocados, today reported its financial results for the fiscal third quarter ended July 31, 2021.
Fiscal Third Quarter 2021 Highlights:
•Total revenue of $246.8 million, a 4% increase compared to the same period last year
•Avocado volume sold increased 2%, average selling price increased 2% compared to the same period last year
•Gross profit was $40.9 million, and gross profit percentage decreased 210 basis points, to 16.6% of revenue
•Net income of $18.4 million, or $0.26 per diluted share compared to $23.4 million, or $0.37 per diluted share, for the same period last year
•Adjusted net income of $19.1 million, or $0.27 per diluted share, compared to $24.4 million, or $0.39 per diluted share, for the same period last year
•Adjusted EBITDA of $30.1 million, a decrease of 18% compared to $36.6 million for the same period last year
CEO Message
Steve Barnard, Chief Executive Officer and Founder of Mission Produce, commented, “We were pleased with our fiscal third quarter performance amid heightened industry volatility that was brought about by Mexico’s delayed transitional harvest timing. Our team did an excellent job navigating this complex period and produced per-unit margins within the range of our expectations, though toward the lower end as a result of pricing volatility. Mission’s global sourcing and distribution network, along with owned production in Peru proved to be a significant advantage for us during the quarter, with nearly 45% of our third quarter U.S. distributed volume being sourced outside Mexico, which we believe is significantly greater than that of the industry. Our vertical integration was the key in our ability to significantly mitigate the influences of Mexico’s unpredictability, while also positioning us to drive an 18% increase in our distributed volume to our export markets versus prior year. As we look to the future, the infrastructure investments that we have made in distribution and fruit supply leave us well positioned to capitalize on opportunities as market conditions improve.”
Fiscal Third Quarter 2021 Consolidated Financial Review
Total revenue for the third quarter of fiscal 2021 was $246.8 million compared to $236.4 million for the same period last year, representing a 4% increase, primarily due to a 2% increase in avocado volume sold and 2% increase in average per-unit avocado sales prices. From a volume perspective, strength in industry supply out of Mexico was largely offset by a smaller California crop.
Gross profit decreased 7% compared to the same period last year to $40.9 million, and gross profit percentage declined 210 basis points to 16.6% of revenue. The declines were due to tighter per-unit margins related to sourcing of Californian and Mexican fruit, which were exacerbated by smaller industry volumes within the California market as well as smaller fruit sizes within the Mexican market. Additionally, gross margin was pressured by incremental infrastructure costs related to our new Laredo facility within the Marketing & Distribution segment, which is still in the process of ramping up utilization. The impact was partially offset by higher volume of avocados sold from Company-owned farms within our International Farming segment compared to prior year, which had lower per-unit cost than fruit purchased from third-party growers.
Selling, general and administrative expense (“SG&A”) for the third quarter increased $3.7 million to $17.2 million, due primarily to higher professional fees and higher liability insurance premiums associated with being a public company. Higher professional fees were primarily related to our anticipated change in SEC filer status from an emerging growth company to a large accelerated filer on October 31, 2021.
Net income for the third quarter of fiscal 2021 was $18.4 million, or $0.26 per diluted share. This compares with $23.4 million, or $0.37 per diluted share, for the same period last year.
Adjusted net income for the third quarter of fiscal 2021 was $19.1 million, or $0.27 per diluted share, compared to $24.4 million, or $0.39 per diluted share, for the same period last year.

Adjusted EBITDA was $30.1 million for the third quarter of fiscal 2021, compared to $36.6 million for the same period last year, driven primarily by the lower per-unit margins and higher SG&A costs within the Marketing & Distribution segment, as described above, compared to the prior year period.
Fiscal Third Quarter Business Segment Performance
Marketing & Distribution
Net sales in the Marketing & Distribution segment increased 4% to $239.6 million for the quarter, due to the same drivers impacting consolidated revenue.
Segment adjusted EBITDA decreased 38% to $13.1 million compared to the prior year period, due to a combination of lower per-unit contribution margins, higher infrastructure costs, and higher SG&A costs, as described above.
International Farming
Substantially all sales of fruit from the Company’s International Farming segment are to the Marketing and Distribution segment, with the remainder of revenue largely derived from services provided to independent third parties. Affiliated sales are concentrated in the second half of the fiscal year in alignment with the Peruvian avocado harvest season, which typically runs from April through August of each year. As a result, adjusted EBITDA for International Farming is generally concentrated in the third and fourth quarters of the fiscal year in alignment with sales.
Total International Farming segment sales increased 22% to $66.1 million in the three months ended July 31, 2021, due to higher fruit volumes resulting from improved harvest yields at the maturing orchards.
Segment adjusted EBITDA improved by $1.4 million to $17.0 million primarily due to the revenue drivers noted above, partially offset by higher costs associated with strategic initiatives in farming maintenance and operations that are intended to drive yield enhancements.
Balance Sheet and Cash Flow
Cash and cash equivalents were $70.9 million as of July 31, 2021 compared to $124.0 million as of October 31, 2020.
The Company’s operating cash flows are seasonal in nature and can be temporarily influenced by working capital shifts resulting from varying payment terms to growers in different source regions. In addition, the Company is building its growing crops inventory in its International Farming segment during the first half of the year for ultimate harvest and sale that will occur during the second half of the fiscal year. While these increases in working capital can cause operating cash flows to be unfavorable in individual quarters, it is not indicative of operating cash performance that management expects to realize for the full year.
Net cash provided by operating activities was $15.2 million for the nine months ended July 31, 2021, compared to $32.9 million in the same period last year. The $17.7 million change was primarily driven by unfavorable net change in working capital, and concentrated within inventory. Changes in inventory were driven by a combination of a build-up of growing crop inventory in Peru, as well as higher per-unit cost of Mexican fruit on-hand compared to prior year. The growing crop increases were due primarily to higher per-acre farming costs to drive higher production yields. Additionally, contributing to the build-up of crop inventory were timing differences, with a lower percentage of the estimated seasonal crop that was harvested and sold through fiscal third quarter relative to prior year.
Capital expenditures were $61.3 million for the nine months ended July 31, 2021, compared to $40.4 million for the same period last year. Current year expenditures were concentrated in land improvements and orchard development in Peru and Guatemala, as well as finishing construction related to our new distribution and ripening facility in Laredo, Texas, which opened in May 2021.
Outlook
The Company is updating its full fiscal year modeling assumptions for sales, volume and adjusted EBITDA as follows:
•Full year fiscal 2021 net sales are now expected in the range of $890 million to $910 million, which is a revision of $10 million compared to prior guidance. This assumes total annual volume in the range of 655 million to 665 million pounds, which is lower than our prior guidance by approximately 15 million pounds, partially due to a smaller size curve on Mexican fruit.
•Expectations for avocado production from owned farms remains unchanged in the range of 95 million to 105 million pounds.
•Full year fiscal 2021 adjusted EBITDA is now expected in the range of $88 million to $94 million, but may be influenced by future pricing and margin dynamics. The reduction in adjusted EBITDA from prior guidance is due primarily to the shortfalls we experienced in fiscal third quarter, combined with continued pressure on per-unit gross margins that are extending into the early part of the fiscal fourth quarter, due to challenging supply conditions in Mexico.

Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its fiscal third quarter 2021 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through September 27, 2021 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13722654.
The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at https://investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.
Adjusted net income refers to net income, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), further adjusted by any special, non-recurring, or one-time items that are distortive to results (discrete tax adjustment related to changes in Peruvian tax rates, impairment of equity method investment, legal settlement and asset impairment and disposals, net of insurance recoveries), and tax effects of these items, if any.
Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by any special, non-recurring, or one-time items (asset impairment and disposals, net of insurance recoveries, impairment of equity method investment and legal settlement) that are distortive to results.
Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the table at the end of this press release.
About Mission Produce, Inc.
Mission Produce is the global leader in the worldwide avocado business. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and as of 2021, fresh mangos, to retail, wholesale and foodservice customers in over 25 countries. The vertically integrated Company owns and operates four state-of-the-art packing facilities in key growing locations globally including California, Mexico & Peru and has additional sourcing capabilities in Chile, Colombia, Dominican Republic, Guatemala, New Zealand, & South Africa, which allow the company to provide a year-round supply of premium fruit. Mission’s global distribution network includes twelve forward distribution centers in North America, China & Europe that offer value-added services such as ripening, bagging, custom packing and logistical management. In addition, Mission owns over 11,000 acres globally, allowing for diversified sourcing and access to complementary growing seasons, while ensuring its customers receive the highest quality fruit possible. For more information, please visit www.missionproduce.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets, including our outlook for our fiscal year 2021 operating results. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: limitations regarding the supply of avocados, either through purchasing or growing; the loss of one or more of our largest customers or a reduction in the level of purchases by customers; doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; fluctuations in market prices of avocados; increasing competition; inherent farming risks; variations in operating results due to the seasonality of the business; general economic conditions; the effects of the COVID-19 pandemic; increases in costs of commodities or other products used in our business; food safety events and recalls of our products; changes to USDA and FDA regulations, U.S. trade policy, and/or tariff and import/export regulations; restrictions due to health and safety laws; significant costs associated with compliance with environmental laws and regulations; acquisitions of other businesses; the ability of our infrastructure to handle our business needs; supply chain optimization failures or disruptions; disruption to the supply of reliable and cost-effective transportation; loss of key personnel and an adequate labor supply; information system security risks, data protection breaches and systems integration issues; changes in privacy and/or information security laws, policies and/or contractual arrangements; failure to maintain or protect our brand; changes in tax rates or international tax legislation; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; failure to meet continued Nasdaq listing requirements; concentration of control in our executive officers, directors and principal stockholders over matters submitted to stockholders for approval; limited sources of capital appreciation; the sale into the market of restricted shares; reduced disclosure requirements due to our emerging growth company status; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; and the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission.
You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.
Contact
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Denise Junqueiro
Senior Director of Marketing and Communications
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(In millions)	July 31, 2021	October 31, 2020
Assets
Current Assets:
Cash and cash equivalents	$70.9	$124.0
Restricted cash	4.2	1.4
Accounts receivable
Trade, net of allowances	69.8	57.5
Grower and fruit advances	1.5	1.5
Miscellaneous receivables	15.5	13.4
Inventory	66.6	38.6
Prepaid expenses and other current assets	12.4	8.8
Loans to equity method investees	3.2	—
Income taxes receivable	5.9	2.9
Total current assets	250.0	248.1
Property, plant and equipment, net	418.6	379.1
Equity method investees	49.4	46.7
Loans to equity method investees	1.8	4.5
Deferred income taxes	7.1	4.4
Goodwill	76.4	76.4
Other assets	18.1	18.1
Total assets	$821.4	$777.3

Liabilities and Shareholders' Equity
Liabilities:
Accounts payable	$24.0	$20.5
Accrued expenses	30.1	28.3
Income taxes payable	2.9	1.7
Grower payables	26.7	18.8
Long-term debt—current portion	8.8	7.4
Capital leases—current portion	1.2	1.2
Total current liabilities	93.7	77.9
Long-term debt, net of current portion	159.7	166.7
Capital leases, net of current portion	2.4	3.3
Income taxes payable	3.5	3.8
Deferred income taxes	35.3	27.8
Other long-term liabilities	23.1	24.3
Total liabilities	317.7	303.8
Shareholders' equity	503.7	473.5
Total liabilities and shareholders' equity	$821.4	$777.3

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions, except for share and per share amounts)	2021	2020	2021	2020
Net sales	$246.8	$236.4	$654.7	$655.5
Cost of sales	205.9	192.2	564.0	570.4
Gross profit	40.9	44.2	90.7	85.1
Selling, general and administrative expenses	17.2	13.5	48.1	39.4
Operating income	23.7	30.7	42.6	45.7
Interest expense	(1.0)	(1.1)	(2.7)	(5.5)
Equity method income	2.1	1.2	4.2	1.6
Impairment on equity method investment	—	—	—	(21.2)
Other expense	(0.5)	(1.2)	(0.8)	(0.2)
Income before income taxes	24.3	29.6	43.3	20.4
Provision for income taxes	5.9	6.2	15.3	10.4
Net income	$18.4	$23.4	$28.0	$10.0

Net income per share:
Basic	$0.26	$0.37	$0.40	$0.16
Diluted	$0.26	$0.37	$0.39	$0.16

Weighted average shares of common stock outstanding, used in computing basic earnings per share	70,607,000	63,097,901	70,572,874	63,252,020
Effect of dilutive stock options	630,036	21,862	444,564	22,674
Effect of dilutive RSUs	7,400	n/a	26,352	n/a
Weighted average shares of common stock outstanding, used in computing diluted earnings per share	71,244,436	63,119,763	71,043,790	63,274,694

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended July 31,
(In millions)	2021	2020
Operating Activities
Net income	$28.0	$10.0
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	13.7	12.6
Amortization of debt issuance costs	0.2	0.2
Equity method income	(4.2)	(1.6)
Impairment on equity method investment	—	21.2
Stock-based compensation	2.0	1.1
Dividends received from equity method investees	1.7	1.7
Net gains and losses on asset impairment, disposals and sales, net of insurance recoveries	0.2	0.1
Deferred income taxes	4.8	(0.4)
Other	(0.2)	(2.6)
Unrealized (gains) losses on derivative financial instruments	(0.1)	3.3
Effect on cash of changes in operating assets and liabilities:
Trade accounts receivable	(12.3)	(7.4)
Grower fruit advances	(0.1)	1.6
Miscellaneous receivables	(0.2)	(3.1)
Inventory	(29.1)	(5.0)
Prepaid expenses and other current assets	(0.5)	(1.4)
Income taxes receivable	(3.1)	(3.5)
Other assets	(4.9)	(2.4)
Accounts payable and accrued expenses	10.9	9.8
Income taxes payable	0.8	0.9
Grower payables	7.9	(1.1)
Other long-term liabilities	(0.3)	(1.1)
Net cash provided by operating activities	$15.2	$32.9
Investing Activities
Purchases of property and equipment	(61.3)	(40.4)
Proceeds from sale of property, plant and equipment	2.3	0.1
Insurance proceeds for the replacement of property, plant and equipment	0.8	—
Investment in equity method investees	(0.2)	(2.9)
Loans to equity method investees	(2.0)	—
Loan repayments from equity method investees	1.5	—
Other	—	(0.2)
Net cash used in investing activities	$(58.9)	$(43.4)
Financing Activities
Borrowings on revolving credit facility	—	14.0
Payments on revolving credit facility	—	(14.0)
Principal payments on long-term debt obligations	(5.7)	(4.7)
Principal payments on capital lease obligations	(0.9)	(0.7)
Payments for long-term supplier financing	—	(1.1)
Dividends paid	—	(7.5)
Repayment of stock option notes receivable	—	0.1
Debt issuance costs	—	(0.1)
Purchase and retirement of stock	—	(1.9)
Net cash used in financing activities	$(6.6)	$(15.9)
Effect of exchange rate changes on cash	—	0.2
Net decrease in cash, cash equivalents and restricted cash	(50.3)	(26.2)
Cash, cash equivalents and restricted cash, beginning of period	127.0	65.6
Cash, cash equivalents and restricted cash, end of period	$76.7	$39.4

MISSION PRODUCE, INC.

	Nine Months Ended July 31,
(In millions)	2021	2020
Summary of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:
Cash and cash equivalents	$70.9	$36.5
Restricted cash	4.2	1.5
Restricted cash included in other assets	1.6	1.4
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$76.7	$39.4

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconciles the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted net income

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions, except for per share amounts)	2021	2020	2021	2020
Net income	$18.4	$23.4	$28.0	$10.0
Stock-based compensation	0.5	0.4	2.0	1.1
Unrealized (gains) losses on derivative financial instruments	(0.4)	(0.1)	(1.8)	3.3
Impairment on equity method investment(3)	—	—	—	21.2
Legal settlement(4)	—	—	0.8	—
Asset impairment and disposals, net of insurance recoveries	(0.2)	—	(0.2)	—
Foreign currency loss (gain)	1.0	1.1	2.8	(2.1)
Tax effects of adjustments to net income(1)	(0.2)	(0.4)	(1.0)	(0.4)
Discrete tax adjustment for change in Peruvian tax rates(2)	—	—	5.1	—
Adjusted net income	$19.1	$24.4	$35.7	$33.1
Adjusted net income per diluted share	$0.27	$0.39	$0.50	$0.52
(1)Tax effects are calculated using applicable rates that each adjustment relates to.
(2)On December 30, 2020, Peru enacted tax law repealing current tax law which provided benefits to agribusiness entities. The new law will subject us to higher Peruvian corporate income tax rates than our current rate of 15% as follows: 20% for calendar years 2023 to 2024, 25% for calendar years 2025 to 2027, and 29.5% thereafter. As a result of the new tax law, we recorded a $5.1 million charge in the three months ended January 31, 2021 to the provision for income taxes.
(3)In the second quarter of fiscal year 2020, we recognized a $21.2 million, non-cash, pre-tax impairment charge on our equity method investee Moruga.
(4)In the second quarter of fiscal year 2021, we recognized a loss contingency related to a preliminary settlement offering to plaintiffs in an employee lawsuit.
Adjusted EBITDA

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions)	2021	2020	2021	2020
Marketing & Distribution adjusted EBITDA	$13.1	$21.0	$43.0	$48.8
International Farming adjusted EBITDA	17.0	15.6	15.9	10.6
Total reportable segment adjusted EBITDA	30.1	36.6	58.9	59.4
Net income	18.4	23.4	28.0	10.0
Interest expense	1.0	1.1	2.7	5.5
Provision for income taxes	5.9	6.2	15.3	10.4
Depreciation and amortization	6.1	5.5	13.7	12.6
Equity method income	(2.1)	(1.2)	(4.2)	(1.6)
Impairment on equity method investment	—	—	—	21.2
Legal settlement	—	—	0.8	—
Asset impairment and disposals, net of insurance recoveries	(0.2)	—	(0.2)	—
Other expense	0.5	1.2	0.8	0.2
Stock-based compensation	0.5	0.4	2.0	1.1
Total adjusted EBITDA	$30.1	$36.6	$58.9	$59.4

MISSION PRODUCE, INC.

Segment Sales (Unaudited)

	Marketing & Distribution	International Farming	Total	Marketing & Distribution	International Farming	Total
	Three Months Ended July 31,
(In millions)	2021			2020
Third party sales	$239.6	$7.2	$246.8	$230.9	$5.5	$236.4
Affiliated sales	—	58.9	58.9	—	48.9	48.9
Total segment sales	239.6	66.1	305.7	230.9	54.4	285.3
Intercompany eliminations	—	(58.9)	(58.9)	—	(48.9)	(48.9)
Total net sales	$239.6	$7.2	$246.8	$230.9	$5.5	$236.4
	Nine Months Ended July 31,
	2021			2020
Third party sales	$641.6	$13.1	$654.7	$644.9	$10.6	$655.5
Affiliated sales	—	61.1	61.1	—	49.2	49.2
Total segment sales	641.6	74.2	715.8	644.9	59.8	704.7
Intercompany eliminations	—	(61.1)	(61.1)	—	(49.2)	(49.2)
Total net sales	$641.6	$13.1	$654.7	$644.9	$10.6	$655.5

Other Information (Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2021	2020	2021	2020
Pounds of avocados sold (millions)	167.2	164.2	493.1	450.3
Average sales price per pound(1)	$1.43	$1.41	$1.30	$1.46
Gross profit per pound(2)	$0.25	$0.27	$0.18	$0.19
(1)Calculated by dividing net avocado sales from our Marketing & Distribution segment by the total pounds of avocados sold in the stated period.
(2)Calculated by dividing gross profit by the total avocado sales volume in the stated period.